                                                                                    Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
 AGREEMENT TO ACQUIRE THREE DRYBULK VESSELS

New York, New York, July 12, 2006 - Genco Shipping & Trading Limited (NASDAQ: GSTL) today announced that the Company has agreed to acquire three drybulk vessels from affiliates of Franco Compania Naviera S.A., for an aggregate purchase price of $81.25 million. The acquisition is subject to customary closing conditions and the vessels are expected to be delivered between August and November of 2006.

Genco is to finance the acquisition of the three vessels through borrowings on its $550 million revolving credit facility. The three vessels to be acquired are: the Anita, a 1999 Japanese-built Panamax vessel to be renamed the Genco Acheron; the Koby, a 1998 Japanese-built Panamax vessel to be renamed the Genco Surprise; and the Paige, a 1994 Japanese-built Handymax vessel to be renamed the Genco Commander. With the addition of the three vessels, Genco’s fleet will consist of seven Panamax, eight Handymax, and five Handysize drybulk carriers, with a total carrying capacity of approximately 1,029,000 dwt and an average age of nine years.

Robert Gerald Buchanan, President, commented, “Since Genco’s inception, a core strategic focus has been to acquire vessels that surpass rigorous standards as well as enhance the Company’s earnings potential. With this acquisition of three high quality vessels, Genco has once again seized an opportunity to execute on this goal as it grows its fleet by 23 percent on a tonnage basis. This transaction also positions the Company to expand its leadership in the drybulk industry and continue to take advantage of favorable long-term industry fundamentals. Genco remains committed to utilizing its modern vessels to meet the commodity transportation needs of leading global charterers.”

John C. Wobensmith, Chief Financial Officer, commented, “We are pleased to draw upon our significant financial flexibility and continue to consolidate the drybulk industry without having to issue additional equity. As with previous acquisitions, we have adhered to strict criteria focused on providing earnings and cash flow accretion as well as maintaining a keen concentration on return on capital. Cost effective operations will remain a priority for Genco and we expect our established platform to easily absorb these newly acquired vessels. We intend to continue to actively pursue future acquisition opportunities in order to further create long-term value for the Company and its shareholders. With total pro forma liquidity of approximately $378 million combined with our pro forma net debt-to-capital ratio of 33.7% as of March 31, 2006, assuming the delivery of the three vessels and the use of $81.25 million of our undrawn credit facilities to purchase them, we are in a strong position to continue to grow the Company while providing shareholders the opportunity to receive sizeable dividends.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. After the acquisition of the three vessels, Genco Shipping & Trading Limited will own a fleet of 20 drybulk vessels, consisting of seven Panamax, eight Handymax and five Handysize vessels, with a carrying capacity of approximately 1,029,000 dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward-looking statements contained in this report are (i) the fulfillment of the closing conditions under the Company’s agreement to acquire the three drybulk vessels; (ii) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (iii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Reports on Form 10-Q, and our reports on Form 8-K. Our ability to pay dividends in any period will depend upon factors including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary. For further details of the calculation of the pro forma figures used above, please refer to the Company’s earnings conference call presentation for the first quarter of 2006, available on the Company’s web site at http://www.gencoshipping.com.